Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Cancellation of

Special Meeting of Series B Preferred Stockholders

IRVINE, CA — September 7, 2018 — Impac Mortgage Holdings, Inc. (the “Company”) today announced that the Special Meeting of the Company’s 9.375% Series B Cumulative Redeemable Preferred Shares (“Series B Preferred Shares”), which was scheduled to be held on September 13, 2018, has been cancelled.  On September 5, 2018,  the Circuit Court for Baltimore City granted a stay pending conclusion of the appeal of its July 16, 2018 Judgement Order (the “Judgement Order”) requiring the Company to hold a special meeting of the Series B Preferred Shares to elect directors.  The Company had filed a notice of an appeal of the Judgement Order.

For additional information, questions or comments, please contact Alliance Advisors, LLC at 844-670-2148.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.